1

                               TRANSFER AGREEMENT


                  TRANSFER AGREEMENT (this "Agreement"), dated January 30, 1997, between RFC ASSET HOLDINGS, INC., a Delaware corporation, as transferor (the "Transferor"), and RESIDENTIAL FUNDING MORTGAGE SECURITIES II, INC., as transferee (the "Depositor").

                  WHEREAS, the Transferor purchased the Mortgage Loans and the Related Documents for the home loans indicated on the Mortgage Schedule attached as Exhibit 1 hereto (collectively, the "Mortgage Loans") including rights to (a) any property acquired by foreclosure or deed in lieu of foreclosure or otherwise, and (b) the proceeds of any insurance policies covering the Mortgage Loans, pursuant to the Mortgage Loan Purchase Agreement.

                  WHEREAS, the parties hereto desire that the Transferor sell the Mortgage Loans to the Depositor pursuant to the terms of this Agreement;

                  Each of the Transferor and the Depositor has duly authorized the execution, delivery and performance of this Agreement and is entering into this Agreement for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

                  In consideration of the mutual agreements herein contained, the Transferor and the Depositor agree as follows:

                  1. All capitalized terms used but not defined herein shall have the meanings assigned thereto in Appendix A to the indenture dated January 30, 1997 (the "Indenture"), between Home Loan Trust 1997-HI1, as issuer, and The Chase Manhattan Bank, as indenture trustee.

                  2. Concurrently with the execution and delivery hereof, the Transferor does hereby sell, transfer, assign, set over and otherwise convey to the Depositor, without recourse, all of the Transferor's right, title and interest in and to the Mortgage Loans and all of the Transferor's rights and remedies against the Seller as provided in the Mortgage Loan Purchase Agreement.

                  3. Concurrently with the execution and delivery hereof, the Depositor shall issue and deliver the Certificates to the Transferor as part of the consideration to the Transferor by the Depositor pursuant to this Agreement. In addition, the Depositor concurrently herewith shall pay to the Transferor in immediately available funds an amount equal to $149,198,941.51 as part of the consideration payable to the Transferor pursuant to this Agreement; provided that such payment may be on a net funding basis if agreed by the Transferor and the Depositor.

                  4. The parties hereto acknowledge that the Depositor is acquiring the Mortgage Loans for the purpose of selling the Mortgage Loans to the Issuer, which Mortgage Loans shall be pledged to the Indenture Trustee to secure certain Notes to be issued by the Issuer.


[NY01:259999.5]  16069-00376  01/29/97 9:06pm

                  5. It is intended that the conveyance of the Mortgage Loans by the Transferor to the Depositor as provided in this Agreement be, and be construed as, an absolute sale of the Mortgage Loans by the Transferor to the Depositor. Furthermore, it is not intended that such conveyance be deemed a pledge of the Mortgage Loans by the Transferor to the Depositor to secure a debt or other obligation of the Transferor. However, in the event that, notwithstanding the intent of the parties, the Mortgage Loans are held to be property of the Transferor, or if for any reason this Agreement is held or deemed to create a security interest in the Mortgage Loans, then it is intended that:

                  (a) this Agreement shall also be deemed a security agreement within the meaning of Articles 8 and 9 of the New York Uniform Commercial Code and the Uniform Commercial Code of any other applicable jurisdiction;

                  (b) the conveyance provided for in this Agreement shall be deemed to be a grant by the Transferor to the Depositor of a security interest in all of the Transferor's right (including the power to convey title thereto), title and interest, whether now owned or hereafter acquired in, to and under the Mortgage Loans;

                  (c) the possession by the Indenture Trustee or its agent of the Mortgage Loans or such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be "possession by the secured party," or possession by a purchaser or a person designated by such secured party, for purposes of perfecting the security interest pursuant to the New York Uniform Commercial Code and Uniform Commercial Code of any other applicable jurisdiction (including, without limitation, Sections 9-305, 8-313 or 8-321 thereof); and

                  (d) notifications to persons holding such property, and acknowledgements, receipts or confirmations from persons holding such property, shall be deemed notifications to, or acknowledgements, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Indenture Trustee for the purpose of perfecting such security interest under applicable law.

                  The Transferor shall, to the extent consistent with this Agreement, take such reasonable actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Mortgage Loans described above, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of this Agreement.

   6.       The Transferor hereby represents and warrants to the Depositor that:

                         (a) The Transferor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to own its assets and to transact the business in which it is currently engaged. The Transferor is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the business transacted by it or

[NY01:259999.5]  16069-00376  01/29/97 9:06pm
         properties owned or leased by it requires such qualification and in which the failure to so qualify would have a material adverse effect on the business, properties, assets or condition (financial or other) of the Transferor;

                         (b) The Transferor has the power and authority to make, execute, deliver and perform its obligations under this Agreement and all of the transactions contemplated under this Agreement, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of the Transferor enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and by the availability of equitable remedies;

                         (c)  The  Transferor  is not  required  to  obtain  the
         consent of any other Person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement, except for such consents, license, approvals or authorization, or registration or declaration, as shall have been obtained or filed, as the case may be;

                         (d) The execution and delivery of this Agreement and the performance of the transactions contemplated hereby by the Transferor will not violate any provision of any existing law or regulation or any order or decree of any court applicable to the Transferor or any provision of the Certificate of Incorporation or Bylaws of the Transferor, or constitute a material breach of any mortgage, indenture, contract or other agreement to which the Transferor is a party or by which the Transferor may be bound; and

                         (e) No litigation or administrative proceeding of or before any court, tribunal or governmental body is currently pending, or to the knowledge of the Transferor threatened, against the Transferor or any of its properties or with respect to this Agreement or the Certificates which in the opinion of the Transferor has a reasonable likelihood of resulting in a material adverse effect on the transactions contemplated by this Agreement.

                         (f) This Agreement constitutes a legal, valid and binding obligation of the Transferor, enforceable against the Transferor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors' rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a proceeding at law or in equity);

                         (g) This Agreement constitutes a valid transfer and assignment to the Depositor of all right, title and interest of the Transferor in and to the Mortgage Loans, all monies due or to become due with respect thereto, and all proceeds of such Cut-off

[NY01:259999.5]  16069-00376  01/29/97 9:06pm

         Date Loan Balances with respect to the Mortgage Loans and such funds as are from time to time deposited in the Custodial Account (excluding any investment earnings thereon) as assets of the Trust and all other property specified in the definition of "Trust" as being part of the corpus of the Trust conveyed to the Depositor by the Transferor;

                         (h) The Transferor is not in default with respect to any order or decree of any court or any order, regulation or demand or any federal, state, municipal or governmental agency, which default might have consequences that would materially and adversely affect the condition (financial or other) or operations of the Master Servicer or its properties or might have consequences that would materially adversely affect its performance hereunder;

                         (i) Immediately prior to the assignment of the Mortgage Loans, the Transferor was the sole beneficial owner of each Mortgage Loan, free and clear of any pledge, lien, security interest or other encumbrance, and such assignment validly transfers ownership of the Mortgage Loans free and clear of any pledge, lien, security interest or other encumbrance; and

                         (j) The Transferor has no notice of any adverse claims with respect to the Mortgage Loans and acquired all of its right, title and interest in, to and under the Mortgage Loans for value, in good faith and without notice of any such advsere claims.

         In the event of any material breach of the Transferor's representations under clause (i) above as to any Mortgage Loan, which breach has a material adverse effect on the Mortgage Loan and which is not cured in all material respects within 90 days of written notice hereof, the Transferor shall either repurchase or substitute for such Mortgage Loan as provided in Section 3.1(c) of the Mortgage Loan Purchase Agreement.

         It is understood and agreed that the representations, warranties and obligations set forth in this Section 6 shall survive the delivery of the Mortgage Loans by the Transferor to the Depositor and by the Depositor to the Issuer, and the pledge of such Mortgage Loans by the Issuer to the Indenture Trustee under the Indenture.

                  7. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and no other person shall have any right or obligation hereunder.

                  8. All demands and notices hereunder shall be in writing and shall be deemed effective upon receipt when delivered to (a) in the case of the Transferor, RFC Asset Holdings, Inc., 8400 Normandale Lake Boulevard, Suite 700, Minneapolis, Minnesota 55437, Attention: Teresa Rae Farley or such other address as may hereafter be furnished to the Depositor and the Indenture Trustee in writing by the Transferor, and (b) in the case of the Depositor, Residential Funding Mortgage Securities II, Inc., 8400 Normandale Lake Boulevard, Suite 700, Minneapolis, Minnesota 55437, Attention: Investor Relations, Home Loan Trust 1997-HI1, or such other address as may hereafter be furnished to the Transferor in writing by the Depositor,

[NY01:259999.5]  16069-00376  01/29/97 9:06pm
with a copy to Residential Funding Corporation, 8400 Normandale Lake Boulevard, Suite 700, Minneapolis, Minnesota 55437, Attention: Investor Relations, Home Loan Trust 1997-HI1.
                  9.       THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE
WITH THE LAWS OF THE STATE OF NEW YORK AND THE OBLIGATIONS,
RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED
IN ACCORDANCE WITH SUCH LAWS.

                  10. Neither this Agreement nor any term hereof may be changed, waived discharged or terminated except by a writing signed by the party against whom enforcement of such change, waiver, discharge or termination is sought. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, which taken together shall constitute one and the same instrument.



[NY01:259999.5]  16069-00376  01/29/97 9:06pm

                  IN WITNESS WHEREOF, the Transferor and the Depositor have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.


                         RFC ASSET HOLDINGS, INC.
                                  Transferor

                         By:_____________________________________________
                         Name:
                         Title:



                         RESIDENTIAL FUNDING MORTGAGE
                         SECURITIES II, INC.
                                  Depositor

                         By:_____________________________________________
                         Name:
                         Title:

                                    EXHIBIT 1

                             MORTGAGE LOAN SCHEDULE

                           TO BE PROVIDED UPON REQUEST